UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2016
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WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland	001-16503	98-0352587
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Willis Group Limited,
51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)
(011) 44-20-3124-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On March 31, 2016, Willis Towers Watson Public Limited Company (the “Company” and, together with its subsidiaries, “Willis Towers Watson”) and a number of its subsidiaries entered into a settlement in principle, as reflected in a Settlement Term Sheet, relating to litigation involving Stanford Financial Group described in the Company’s most recent Form 10-K (the “Settlement”).
The Company has agreed to the Settlement Term Sheet to eliminate the distraction, burden, expense and uncertainty of further litigation. In particular, if the Settlement and the related bar orders described below are approved by the Court and become effective, Willis Towers Watson (a newly-combined company) would be able to conduct itself with the bar orders’ protection from the continued overhang of matters alleged to have occurred approximately a decade ago. Further, the Settlement Term Sheet provides that the parties understand and agree that there is no admission of liability or wrongdoing by Willis Towers Watson. Willis Towers Watson expressly denies any liability or wrongdoing with respect to the matters alleged in the Stanford litigation.
Specifically, the parties to the Settlement Term Sheet are Ralph S. Janvey (in his capacity as the Court-appointed receiver (the “Receiver”) for The Stanford Financial Group and its affiliated entities in receivership (collectively, “Stanford”)), the Official Stanford Investors Committee, Samuel Troice, Martha Diaz, Paula Gilly-Flores, Punga Punga Financial, Ltd., Manuel Canabal, Daniel Gomez Ferreiro and Promotora Villa Marina, C.A. (collectively, “Plaintiffs”), on the one hand, and Willis Towers Watson Public Limited Company (formerly Willis Group Holdings public limited company), Willis Limited, Willis North America Inc. and Willis of Colorado, Inc. (collectively, “WTW” or “Defendants”), on the other hand.
Under the terms of the Settlement Term Sheet, the parties have agreed in principle to settle and dismiss Troice, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:09-cv-01274-L (N.D. Tex.) (the “Troice Action”) and Janvey, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:13-cv-03980-N-BG (N.D. Tex.) (the “Janvey Action” and, together with the Troice Action, the “Actions”) and all current or future claims arising from or related to Stanford. If the Settlement, including the bar orders described below, is approved by the Court and is not subject to further appeal, Willis North America Inc. will make a one-time cash payment of $120 million to the Receiver to be distributed to all Stanford investors who have claims recognized by the Receiver pursuant to the distribution plan in place at the time the payment is made. The Company expects the Actions to be stayed pending final approval of the settlement agreement and bar orders. The timing of any final decision is subject to the discretion of the Court and any appeal, and the Court may decide not to approve the Settlement.
The Settlement Term Sheet also provides the parties’ agreement to seek the Court’s entry of bar orders prohibiting any continued or future litigation against the Defendants and their related parties of claims relating to Stanford, whether asserted to date or not. The bar orders therefore would prohibit all litigation relating to Stanford described in the Company’s Annual Report on Form 10-K, and not just the Actions, including any pending matters and any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the Settlement.
The Settlement is also subject to the execution of a definitive settlement agreement and other related documentation, notice to Stanford’s investor claimants, and approval by U.S. District Court for the Northern District of Texas.
In the fourth quarter of 2015, the Company recognized a $70 million provision, before tax, in connection with the Stanford litigation. In connection with the Settlement Term Sheet, the Company will add a further provision for $50 million, before tax. The Company expects that the Settlement will be tax deductible and therefore the additional charge will impact first quarter net income.
Forward Looking Statements
This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the prospective resolution of the Actions. Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause the Company’s actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Settlement will not be finalized or approved, the risks that the bar order may be challenged in other jurisdictions, even if those challenges are without basis, and the deductibility of the charge relating to the Settlement. The Company can give no assurances that any results or events projected or contemplated by its forward-looking statements will in fact occur and the Company cautions you not to place undue reliance on these statements. The Company undertakes no duty to update these forward-looking statements to reflect any future events, developments or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Willis Towers Watson Public Limited Company

By:	/s/ MATTHEW S. FURMAN
Matthew S. Furman
General Counsel

Dated: April 6, 2016